Exhibit 23.2

Consent of Independent Petroleum Engineers

As independent petroleum engineers, we hereby consent to the references to our firm, in the context in which they appear, and to the references to, and the inclusion of, our reserve report and oil, natural gas and NGL reserves estimates and forecasts of economics as of December 31, 2022, included in or made part of the registration statements on Form S-3 (File Nos. 333-257799, 333-260479, 333-263752 and 333-271095) and on Form S-8 (File Nos. 333-178828, 333-211610, 333-231593 and 333-256431) of Henry Energy LP, which appears in this Current Report on Form 8-K of Vital Energy, Inc.

CAWLEY, GILLESPIE & ASSOCIATES, INC.

Texas Registered Engineering Firm

/s/ J. Zane Meekins

J. Zane Meekins, P.E.

Executive Vice President

Fort Worth, Texas

September 13, 2023